EXHIBIT 99.1


                           CHESTER VALLEY BANCORP INC
                                    DECLARES
                             QUARTERLY CASH DIVIDEND


FOR IMMEDIATE RELEASE

TUESDAY, NOVEMBER 30, 2004

CONTACT:    JOSEPH T. CROWLEY
            CHIEF FINANCIAL OFFICER
            (610) 269-9700


Downingtown - Chester Valley Bancorp Inc. announced the declaration of a $.105 quarterly cash dividend. The dividend will be paid on December 30, 2004 to shareholders of record as of the close of business on December 15, 2004. The cash dividend is based on earnings of $1.5 million or $.29 per diluted share for the quarter ended September 30, 2004. At September 30, 2004, the Company had assets of $644.7 million and stockholders' equity of $54.1 million. It is the Company's continued intention that any future cash dividends will be paid on or around the last day of a calendar quarter.

Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial Bank's executive offices are located in Downingtown, Pennsylvania with additional branch locations in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville and West Chester. Philadelphia Corporation has offices in Wayne and Philadelphia.

Chester Valley Bancorp stock is traded on the NASDAQ market under the symbol "CVAL".